DRAFT
Contacts:

Media	Investors
Brad Bishop	Sean O’Hara	Sam Leno
574-372-4291	574-371-8032	574-372-4790
bradley.bishop@zimmer.com	sean.f.ohara@zimmer.com	sam.leno@zimmer.com
Elliott to Retire as President and CEO of Zimmer Holdings, Inc.,
Will Remain Chairman of the Board
(WARSAW, IN) November 20, 2006 — Zimmer Holdings, Inc. (NYSE and SWX: ZMH) announced today that Ray Elliott has informed the Board of Directors that he plans to retire in the first half of 2007 from his positions as President and Chief Executive Officer of the company, but will continue to serve in those roles until his official retirement. Elliott will remain as Chairman for at least one year following today’s announcement.
The Board said it has hired Spencer Stuart, the global executive recruiting firm, to assist with the search for a successor, which will include both internal and external candidates. The transition is expected to occur during the first half of 2007.
“After serving nearly 25 years as a company president, it is time for others to take over the day-to-day leadership of Zimmer,” Elliott said. “My decision provides the opportunity to serve, in the future, on other corporate boards, and to advise both private equity firms and investment banks on medical device-related strategy and transactions.”
“We are grateful and indebted to Ray Elliott for his extraordinary service to Zimmer,” said John McGoldrick, Chairman of the Corporate Governance Committee of the Board of Directors. “He has guided the company exceptionally well through a period of unparalleled growth.

“Among his accomplishments include the original turnaround, the spin-off to a public company, the completion and integration of critical acquisitions, and the development of many new products and services that have added substantially to shareholder value. The Board is especially pleased that Ray will remain as Chairman and that Zimmer will continue to benefit from his experience and knowledge of the global orthopaedics market.”
“Our company continues to be in excellent shape,” Elliott added. “With a host of new products including the Zimmer® Gender Solutions™ Knee and our strongest pipeline to date, the future should be bright. Zimmer continues to lead the orthopaedic sector and most of the major medical device makers in a number of performance metrics, yielding operating cash flow of more than $250 million each quarter. We have over the last three years met our milestones and created more than $100 million in annual synergies from our Centerpulse acquisition. Most importantly, our global management team is rich in talent and depth.”
Elliott has served as Chairman, President and Chief Executive Officer of Zimmer from its inception as a public company in 2001, when Bristol-Myers Squibb spun it off. Prior to that, he served as President of Zimmer from 1997 to 2001.
About the Company
Founded in 1927 and headquartered in Warsaw, Indiana, Zimmer is the worldwide #1 pure-play orthopaedic leader in designing, developing, manufacturing and marketing reconstructive and spinal implants, trauma and related orthopaedic surgical products. Zimmer has operations in more than 24 countries around the world and sells products in more than 100 countries. Zimmer’s 2005 sales were approximately $3.3 billion. The Company is supported by the efforts of more than 6,700 employees worldwide.
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Visit Zimmer on the worldwide web at www.zimmer.com

Zimmer Safe Harbor Statement
This press release contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 based on current expectations, estimates, forecasts and projections about the orthopaedics industry, management’s beliefs and assumptions made by management. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “assumes,” “guides,” “targets,” “forecasts,” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, our ability to successfully integrate acquired businesses, the outcome of the Department of Justice investigations announced in March 2005 and June 2006, price and product competition, rapid technological development, demographic changes, dependence on new product development, the mix of our products and services, supply and prices of raw materials and products, customer demand for our products and services, control of costs and expenses, our ability to form and implement alliances, international growth, governmental laws and regulations affecting our U.S. and international businesses, including tax obligations and risks, product liability and intellectual property litigation losses, reimbursement levels from third-party payors, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see our periodic reports filed with the U.S. Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be set forth in our periodic reports. Readers of this document are cautioned not to place undue reliance on these forward-looking statements, since, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this document.